Exhibit 23



                         INDEPENDENT AUDITORS' CONSENT


The Board of Directors
PepsiAmericas, Inc.:

We consent to the incorporation by reference in Registration Statement Nos. 333-64292, 333-76549, 333-79095 and 333-36994 on Forms S-8, Registration
Statement Nos. 333-46368 and 333-51324 on Forms S-4 and Registration Statement No. 333-36614 on Form S-3 of PepsiAmericas, Inc. and subsidiaries of our report dated February 6, 2002, with respect to the consolidated balance sheets of PepsiAmericas, Inc. and subsidiaries as of December 29, 2001 and December 30, 2000, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the fiscal years 2001, 2000 and 1999, which report appears in the December 29, 2001, annual report on Form 10-K of PepsiAmericas, Inc. and subsidiaries.


/s/ KPMG LLP


Chicago, Illinois
March 22, 2002